INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Sonic Automotive, Inc.

Charlotte, North Carolina

We have audited the accompanying consolidated balance sheets of Sonic Automotive, Inc. and Subsidiaries (the “Company”) as of December 31, 2001 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002 the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

February 24, 2003 (October 2, 2003 as to the fourth and fifth paragraphs of Note 1)

SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2001 and 2002

(Dollars in thousands)

	December 31,
	2001	2002
ASSETS
Current Assets:
Cash	$—	$10,576
Receivables, net	270,307	297,859
Inventories	661,305	929,450
Other current assets	29,127	63,742

Total current assets	960,739	1,301,627
Property and Equipment, net	98,972	121,936
Goodwill, net	727,503	875,894
Other Intangible Assets, net	10,600	61,800
Other Assets	12,555	14,051

Total Assets	$1,810,369	$2,375,308

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable—floor plan	$587,914	$850,162
Trade accounts payable	52,198	58,560
Accrued interest	9,676	13,306
Other accrued liabilities	89,322	113,592
Current maturities of long-term debt	2,586	2,764

Total current liabilities	741,696	1,038,384
Long-Term Debt	511,877	637,545
Other Long-Term Liabilities	5,836	16,085
Payable to the Company’s Chairman	5,500	5,500
Deferred Income Taxes	28,199	40,616
Commitments and Contingencies
Stockholders’ Equity :
Class A Convertible Preferred Stock, none issued
Class A Common Stock, 34,850,738 shares issued at December 31, 2001 and 37,245,706 shares issued at December 31, 2002	348	371
Class B Common Stock, 12,029,375 shares at December 31, 2001 and December 31, 2002, issued and outstanding	121	121
Paid-in capital	343,256	396,813
Retained earnings	232,893	339,457
Accumulated other comprehensive loss	—	(6,447)
Treasury Stock, at cost (6,330,264 shares held at December 31, 2001 and 8,134,164 at December 31, 2002)	(59,357)	(93,137)

Total stockholders’ equity	517,261	637,178

Total Liabilities and Stockholders' Equity	$1,810,369	$2,375,308

See notes to consolidated financial statements.

SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2000, 2001 and 2002

(Dollars and shares in thousands, except per share amounts)

	Year Ended December 31,
	2000	2001	2002
Revenues:
New vehicles	$3,138,248	$3,484,139	$4,247,459
Used vehicles	1,001,926	1,019,617	1,170,869
Wholesale vehicles	368,533	368,369	459,506

Total vehicles	4,508,707	4,872,125	5,877,834
Parts, service and collision repair	624,466	717,669	905,176
Finance & insurance and other	145,748	172,935	198,708

Total revenues	5,278,921	5,762,729	6,981,718
Cost of sales	4,480,785	4,870,421	5,899,632

Gross profit	798,136	892,308	1,082,086
Selling, general and administrative expenses	582,956	671,611	837,308
Depreciation	5,290	6,708	8,505
Goodwill amortization	15,179	17,007	—

Operating income	194,711	196,982	236,273
Other income / (expense):
Interest expense, floor plan	(39,873)	(31,428)	(23,959)

Interest expense, other	(40,761)	(34,595)	(38,634)
Other income, net	115	136	3,306

Total other expense	(80,519)	(65,887)	(59,287)

Income from continuing operations before taxes	114,192	131,095	176,986
Provision for income taxes	43,319	51,096	67,419

Net income from continuing operations	70,873	79,999	109,567
Discontinued operations:
Income/(loss) from operations of discontinued dealerships	5,680	(1,051)	(5,068)
Income tax benefit/(expense)	(2,381)	381	2,065

Net income/(loss) from discontinued operations	3,299	(670)	(3,003)

Net income	$74,172	$79,329	$106,564

Basic net income (loss) per share:
Net income per share from continuing operations	$1.67	$1.97	$2.63
Net income/(loss) per share from discontinued operations	$0.07	$(0.01)	$(0.08)

Net income per share	$1.74	$1.96	$2.55

Weighted average common shares outstanding	42,518	40,541	41,728

Diluted net income (loss) per share:
Net income per share from continuing operations	$1.62	$1.92	$2.54
Net income/(loss) per share from discontinued operations	0.07	$(0.01)	(0.07)

Net income per share	$1.69	$1.91	$2.47

Weighted average common shares outstanding	43,826	41,609	43,158

See notes to consolidated financial statements

SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2000, 2001 and 2002

(Dollars and shares in thousands)

	Preferred Stock		Class A Common Stock		Class B Common Stock		Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Comprehensive Income
	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE AT DECEMBER 31, 1999	28	$27,191	29,075	$291	12,250	$123	$301,934	$79,392	$(6,358)	$—	$402,573	$—
Issuance of Preferred Stock	11	11,589	—	—	—	—	—	—	—	—	11,589	—
Issuance of Class A Common Stock	—	—	809	8	—	—	(8)	—	—	—	—	—
Shares awarded under stock compensation plans	—	—	441	4	—	—	2,615	—	—	—	2,619	—
Conversion of Preferred Stock	(26)	(25,947)	2,967	30	—	—	25,917	—	—	—	—	—
Redemption of Preferred Stock	(13)	(12,582)	—	—	—	—	(969)	—	—	—	(13,551)	—
Purchase of Treasury Stock	—	—	—	—	—	—	—	—	(26,480)	—	(26,480)	—
Net income	—	—	—	—	—	—	—	74,172	—	—	74,172	74,172

BALANCE AT DECEMBER 31, 2000	—	251	33,292	333	12,250	123	329,489	153,564	(32,838)	—	450,922	74,172

Shares awarded under stock compensation plans	—	—	1,257	12	—	—	9,970	—	—	—	9,982	—
Conversion of Class B Common Stock	—	—	221	2	(221)	(2)	—	—	—	—	—	—
Redemption of Preferred Stock	—	(251)	—	—	—	—	—	—	—	—	(251)	—
Exercise of Warrants	—	—	81	1	—	—	(1)	—	—	—	—	—
Purchase of Treasury Stock	—	—	—	—	—	—	—	—	(26,519)	—	(26,519)	—
Income tax benefit associated with stock compensation plans	—	—	—	—	—	—	3,798	—	—	—	3,798	—
Net Income	—	—	—	—	—	—	—	79,329	—	—	79,329	79,329

BALANCE AT DECEMBER 31, 2001	—	—	34,851	348	12,029	121	343,256	232,893	(59,357)	—	517,261	79,329

Shares awarded under stock compensation plans	—	—	1,059	10	—	—	12,246		—	—	12,256	—
Issuance of Class A Common Stock for Acquisitions	—	—	1,336	13	—	—	34,496	—	—	—	34,509	—
Purchase of Treasury Stock	—	—	—	—	—	—	—	—	(33,780)	—	(33,780)	—
Income tax benefit associated with stock compensation plans	—	—	—	—	—	—	6,815	—	—	—	6,815	—
Fair value of interest rate swap agreement, net of tax benefit of $ 4,122	—	—	—	—	—	—	—	—	—	(6,447)	(6,447)	(6,447)
Net income	—	—	—	—	—	—	—	106,564	—	—	106,564	106,564

BALANCE AT DECEMBER 31, 2002	—	—	37,246	$371	12,029	$121	$396,813	$339,457	$(93,137)	$(6,447)	$637,178	$100,117

See notes to consolidated financial statements

SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2000, 2001, 2002

(Dollars in Thousands)

	Years Ended December 31,
	2000	2001	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$74,172	$79,329	$106,564
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,714	25,790	8,974
Amortization of debt issue costs	293	314	785
Deferred income taxes	12,384	11,788	15,048
Equity interest in (earnings) losses of investees	119	(264)	(354)
(Gain)/Loss on disposal of assets	317	(897)	(3,470)
Gain on retirement of debt	—	—	(3,144)
Income tax benefit associated with stock compensation plans	—	3,798	6,815
Changes in assets and liabilities that relate to operations:
Receivables	(50,114)	(11,505)	(26,888)
Inventories	(72,080)	219,135	(27,254)
Other assets	2,225	(2,572)	(688)
Notes payable – floor plan	105,809	(203,840)	43,224
Trade accounts payable and other liabilities	(14,590)	5,593	19,271

Total adjustments	7,077	47,340	32,319

Net cash provided by operating activities	81,249	126,669	138,883

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of businesses, net of cash acquired	(91,554)	(120,158)	(202,365)
Purchases of property and equipment	(73,171)	(43,600)	(92,516)
Proceeds from sales of property and equipment	47,943	12,810	42,320
Proceeds from sale of dealerships	7,148	14,068	17,575

Net cash used in investing activities	(109,634)	(136,880)	(234,986)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings/(repayments) on revolving credit facilities	69,342	(45,885)	18,257
Proceeds from long-term debt	1,418	74,583	145,074
Payments on long-term debt	(3,696)	(2,966)	(2,382)
Repurchase of debt securities	—	—	(32,746)
Redemptions of Preferred Stock	(13,551)	(251)	—
Purchases of Class A Common Stock	(26,480)	(26,519)	(33,780)
Issuance of shares under stock compensation plans	2,619	9,982	12,256

Net cash provided by financing activities	29,652	8,944	106,679

NET INCREASE (DECREASE) IN CASH	1,267	(1,267)	10,576
CASH, BEGINNING OF YEAR	—	1,267	—

CASH, END OF YEAR	$1,267	$—	$10,576

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$90,678	$71,972	$65,019
Income taxes	$36,821	$30,553	$42,239
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
Class A Convertible Preferred Stock issued for acquisitions and contingent consideration	$11,589	$—	$—
Conversion of Class A Convertible Preferred Stock	$25,947	$—	$—
Class A Common Stock issued for acquisitions	$—	$—	$34,509
Change in fair value of cash flow hedging instrument (net of tax benefit of $4,122)	$—	$—	$(6,447)

See notes to consolidated financial statements.

SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All tables in thousands except per share amounts)

1. Description of Business And Summary of Significant Accounting Policies

Organization and Business—Sonic Automotive, Inc (“Sonic”) is one of the largest automotive retailers in the United States (as measured by total revenue), operating 186 dealership franchises and 44 collision repair centers throughout the United States as of December 31, 2002. Sonic sells new and used cars and light trucks, sells replacement parts, provides vehicle maintenance, warranty, paint and repair services, and arranges related financing and insurance for its automotive customers. As of December 31, 2002, Sonic sold a total of 34 foreign and domestic brands of new vehicles.

Principles of Consolidation—All material intercompany balances and transactions have been eliminated in the consolidated financial statements. In addition, Sonic has a 50% ownership interest in two joint ventures where the partners are not affiliated with Sonic. These investments are accounted for under the equity method whereby we record our share of each respective joint venture’s pretax profit or loss. We recorded $0.4 million in net income in 2002 and $0.3 million in net income in 2001 related to these investments. These entities are not consolidated into Sonic’s financial statements because Sonic does not have operating control of the entities. However, Sonic has guaranteed $6.0 million in indebtedness between North Point Volvo, LLC, one of the joint ventures, and Bank of America, N.A., including a $5.5 million revolving floor plan agreement expiring in 2003, of which $2.0 million was outstanding at December 31, 2002, and a $0.4 million term loan expiring in 2007. We have guaranteed no other obligations of either company.

Reclassifications—Effective January 1, 2002, Sonic adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 broadened the definition of items which qualify as discontinued operations. As a result, individual dealerships sold or classified as held for sale after December 31, 2001 are now required to be reported as discontinued operations. During 2002, Sonic completed the disposal of 16 automobile franchises and as of December 31, 2002 had approved, but not yet completed, the disposition of ten additional franchises. In accordance with the provisions of SFAS No. 144, the results of operations of these franchises for the years ended December 31, 2002, 2001 and 2000 were reported as discontinued operations in Sonic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

As of March 31, 2003, Sonic had approved, but not yet completed, the disposition of seven additional franchises that had not been identified for disposition as of December 31, 2002. In accordance with the provisions of SFAS No. 144, the results of operations of these franchises for the years ended December 31, 2002, 2001, and 2000 were removed from the results from continuing operations and included in the results from discontinued operations. In addition, as of March 31, 2003, Sonic decided to retain three franchises that had previously been identified for disposition as of December 31, 2002. In accordance with the provisions of SFAS No. 144, the results of operations of these dealerships for the years ended December 31, 2002, 2001, and 2000 were removed from discontinued operations and included in the results from continuing operations.

As of June 30, 2003, Sonic had approved, but not yet completed, the disposition of one additional franchise that had not been identified for disposition as of March 31, 2003. In accordance with the provisions of SFAS No. 144, the results of operations of this franchise for the years ended December 31, 2002, 2001, and 2000 were removed from the results from continuing operations and included in the results from discontinued operations on the accompanying statements of income. In addition, as of June 30, 2003, Sonic decided to retain two franchises that had previously been identified for disposition as of March 31, 2003. In accordance with the provisions of SFAS No. 144, the results of operations of these dealerships for the years ended December 31, 2002, 2001, and 2000 were removed from discontinued operations and included in the results from continuing operations on the accompanying statements of income. As a result of these additions to and removals from discontinued operations, certain amounts have been reclassified within Notes 1, 2, 6, 8 and 11.

The Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board (“FASB”) reached a consensus on Issue No. 02-16, “Accounting by a Customer for Certain Consideration Received from a Vendor.” In accordance with Issue No. 02-16, certain incentives received from manufacturers not intended to reimburse specific, incremental, identifiable costs incurred in selling manufacturers’ products which had previously been classified as a reduction of selling, general and administrative expenses have now been reclassified as a reduction of cost of sales for all periods presented.

In addition, in order to maintain consistency and comparability between periods, certain other amounts in our consolidated balance sheets have been reclassified from previously reported balances to conform to the current year presentation. These reclassifications relate primarily to contracts-in-transit which are now classified in receivables, net rather than cash.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates particularly related to allowance for credit loss, realization of inventory, intangible asset and deferred tax asset values, reserves for future chargebacks, insurance reserves and certain accrued expenses.

Revenue Recognition—Sonic records revenue when vehicles are delivered to customers, when vehicle service work is performed and when parts are delivered.

Sonic arranges financing for customers through various financial institutions and receives a commission from the lender equal to the difference between the interest rates charged to customers over the predetermined interest rates set by the financing institution. Sonic also receives commissions from the sale of various insurance contracts to customers. Sonic may be assessed a chargeback fee in the event of early cancellation of a loan or insurance contract by the customer. Finance and insurance commission revenue is recorded net of estimated chargebacks at the time the related contract is placed with the financial institution.

Sonic also receives commissions from the sale of non-recourse third party extended service contracts to customers. Under these contracts the applicable manufacturer or third party warranty company is directly liable for all warranties provided within the contract. Commission revenue from the sale of these third party extended service contracts is recorded net of estimated chargebacks at the time of sale.

Floor Plan Assistance—Floor plan assistance payments received from manufacturers are generally based on rates similar to those incurred under our floor plan financing arrangements. This assistance is considered a subsidy of the carrying cost of our new vehicle inventory. Sonic recognizes this assistance as a reduction of cost of sales in the accompanying consolidated statements of income. Amounts included in cost of sales were $31.3 million, $29.9 million and $38.0 million for the years ended December 31, 2000, 2001 and 2002, respectively.

Cash—Although not required under the terms of any credit agreement, Sonic’s practice has been to apply all of its available cash to reduce the outstanding balance on Sonic’s revolving credit facility for the purpose of maximizing the return on these funds and minimizing interest expense.

Contracts in Transit—Contracts in transit represent customer finance contracts evidencing loan agreements or lease agreements between Sonic, as creditor, and the customer, as borrower, to acquire or lease a vehicle in situations where a third-party finance source has given Sonic initial, non-binding approval to assume Sonic’s position as creditor. Funding and final approval from the finance source is provided upon the finance source’s review of the loan or lease agreement and related documentation executed by the customer at the dealership. These finance contracts are typically funded within ten days of the initial approval of the finance transaction given by the third-party finance source. The finance source is not contractually obligated to make the loan or lease to the customer until it gives its final approval and funds the transaction, and until such final approval is given, the contracts in transit represent amounts due from the customer to Sonic. Contracts in transit are included in receivables, net on the accompanying consolidated balance sheets and totaled $127.9 million at December 31, 2001 and $135.4 million at December 31, 2002.

Accounts receivable—Our accounts receivable consist primarily of amounts due from the manufacturers for repair services performed on vehicles with a remaining factory warranty and amounts due from third parties from the sale of parts. We believe that there is a minimal risk of uncollectability on warranty receivables. We evaluate parts and other receivables for collectablity based on the age of the receivable, the credit history of the customer and past collection experience. The allowance for doubtful accounts receivable is not significant.

Inventories—Inventories of new and used vehicles, including demonstrators, are stated at the lower of specific cost or market. Inventories of parts and accessories are accounted for using the “first-in, first-out” (“FIFO”) method of inventory accounting and are stated at the lower of FIFO cost or market. Other inventories, which primarily include rental and service vehicles, are stated at the lower of specific cost or market.

Sonic assesses the valuation of all of its vehicle and parts inventories and maintains a reserve where the cost basis exceeds the fair market value. In making this assessment for new vehicles, Sonic primarily considers the age of the vehicles along with the timing of annual and model changeovers. For used vehicles, Sonic considers recent market data and trends such as loss histories along with the current age of the inventory. Parts inventories are primarily assessed considering excess quantity and continued usefulness of the part. The risk with parts inventories is minimized by the fact that excess or obsolete parts can generally be returned to the manufacturer. We have not recorded any significant reserves on any of our inventory balances.

Property and Equipment—Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives is as follows:

Building and improvements.	5-40 years
Office equipment and fixtures.	5-15 years
Parts and service equipment.	15 years
Company vehicles	5 years

As discussed above, effective January 1, 2002, Sonic adopted the provisions of SFAS No. 144 regarding the accounting for the impairment of long-lived assets which requires certain long-lived assets to be reported at the lower of carrying amount or fair value, less cost to sell, and provides guidance in asset valuation and measuring impairment. Accordingly, Sonic reviews the carrying value of property and equipment and other long-term assets (other than goodwill) for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If such an indication is present, Sonic compares the carrying amount of the asset to the estimated undiscounted cash flows related to those assets. Sonic concludes that an asset is impaired if the sum of such expected future cash flows is less than the carrying amount of the related asset. If Sonic determines an asset is impaired, the impairment loss would be the amount by which the carrying amount of the related asset exceeds its fair value. The fair value of the asset would be determined based on the quoted market prices, if available. If quoted market prices are not available, Sonic determines fair value by using a discounted cash flow model. No impairment has been determined or recorded in any of the periods presented.

Derivative Instruments and Hedging Activities—Sonic utilizes derivative financial instruments for the purpose of hedging the risks of certain identifiable and anticipated transactions. In general, the types of risks being hedged are those relating to the variability of future earnings and cash flows caused by fluctuations in interest rates. Sonic documents its risk management strategy and hedge effectiveness at the inception of and during the term of each hedge. The only derivatives currently being used are interest rate swaps used for the purpose of hedging cash flows of variable rate debt. These derivatives are used only for that purpose, not for speculation or trading purposes. The derivatives, which have been designated and qualify as cash flow hedging instruments, are reported at fair value in the accompanying balance sheets. The gain or loss on the effective portion of the hedge is initially reported as a component of accumulated other comprehensive loss.

Goodwill and Other Intangible Assets—Effective July 1, 2001, Sonic adopted the provisions of SFAS No. 141, “Business Combinations.” Among other provisions, SFAS No. 141 provides guidance regarding the recognition and measurement of goodwill and other acquired intangible assets. For acquisitions after July 1, 2001, the provisions of SFAS No. 141 require separate recognition of intangible assets acquired if the benefit of the asset is obtained through contractual or other legal rights, or if the asset can be sold, transferred, licensed, rented, or exchanged. Goodwill is recognized to the extent that the purchase price of the acquisition exceeds the estimated fair value of the net assets acquired, including other identifiable intangible assets. The principal identifiable intangible assets other than goodwill acquired in an acquisition are rights under franchise agreements with manufacturers. The economic useful lives of these franchise agreements have been determined to be indefinite. Franchise agreements acquired after July 1, 2001 have been included in Other Intangible Assets on the accompanying consolidated balance sheets. Prior to the adoption of SFAS No. 141, franchise agreements were recorded and amortized as part of goodwill.

Effective January 1, 2002, Sonic also adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” Among other things, SFAS No. 142 no longer permits the amortization of goodwill or intangible assets with indefinite lives, but requires that the carrying amount of such assets be reviewed for impairment and reduced against operations if they are found to be impaired. Prior to the adoption of SFAS No. 142, goodwill and intangible assets acquired prior to July 1, 2002 were amortized over a 40 year period. Effective January 1, 2002, such amortization ceased. The following table shows the effect on net income and net income per share for the years ending December 31, 2000 and 2001 as if the provisions of SFAS No. 142 eliminating goodwill amortization had been applied as of January 1, 2000.

	For the Year ended December 31,
	2000	2001	2002
Reported net income	$74,172	$79,329	$106,564
Goodwill amortization, net of tax	9,702	13,509	—

Adjusted net income	$83,874	$92,838	$106,564

Basic net income per share:
Reported net income	$1.74	$1.96	$2.55
Goodwill amortization, net of tax	0.23	0.33	—

Adjusted net income	$1.97	$2.29	$2.55

Diluted net income per share:
Reported net income	$1.69	$1.91	$2.47
Goodwill amortization, net of tax	0.22	0.33	—

Adjusted net income	$1.91	$2.24	$2.47

We have completed the impairment tests required by SFAS No. 142 for goodwill and other intangible assets with indefinite lives. In order to evaluate goodwill for impairment, we compared the carrying value to the fair value of the underlying businesses. Based on the results of our tests, no impairment was indicated for goodwill or other intangible assets. We will continue to test goodwill and other intangible assets with indefinite lives for impairment annually, or more frequently if events or circumstances indicate possible impairment.

Income Taxes—Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are provided at currently enacted tax rates for the tax effects of carryforward items and temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. A valuation allowance is provided when it is more likely than not that taxable income will not be sufficient to fully realize the benefits of deferred tax assets. No valuation allowance has been recorded in any period presented.

Stock-Based Compensation—In December 2002, the FASB issued Statement of Financial Accounting Standard No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”. SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” to provide alternate methods of transition for companies electing to voluntarily change to the fair value method of accounting for stock-based compensation and also amends the disclosure provisions of SFAS No. 123. The provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. Sonic has adopted the disclosure provisions of SFAS No. 148.

At December 31, 2002, we had three stock-based employee compensation plans, which are described more fully in Note 9. Sonic accounts for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. In accordance with those provisions, because the exercise price of all options granted under those plans equaled the market value of the underlying stock at the grant date, no stock-based employee compensation cost is recorded. Using the Black-Scholes option pricing model for all options granted, the following table illustrates the effect on net income and earnings per share if Sonic had applied the fair value recognition provisions of SFAS No. 123, to stock-based employee compensation:

	For the Year ended December 31,
	2000	2001	2002
Reported net income	$74,172	$79,329	$106,564
Fair value compensation cost, net of tax	(3,399)	(5,685)	(7,933)

Pro forma net income	$70,773	$73,644	$98,631

Basic net income per share:
Reported net income	$1.74	$1.96	$2.55
Fair value compensation cost, net of tax	(0.08)	(0.14)	(0.19)

Pro forma net income	$1.66	$1.82	$2.36

Diluted net income per share:
Reported net income	$1.69	$1.91	$2.47
Fair value compensation cost, net of tax	(0.08)	(0.14)	(0.18)

Pro forma net income	$1.61	$1.77	$2.29

The weighted average fair value of options granted or assumed was $4.41, $3.79, and $15.12 per share in 2000, 2001 and 2002, respectively. The fair value of each option granted during 2000, 2001 and 2002 was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2000	2001	2002
Employee Stock Purchase Plan
Dividend yield	n/a	n/a	n/a
Risk free interest rates	5.32 – 6.74%	2.17 – 4.30%	1.51 – 2.76%
Expected lives	0.25 – 1.0 year	0.25 – 1.0 year	0.25 –1.0 year
Volatility	44.85%	55.21%	52.36%

Stock Option Plans
Dividend yield	n/a	n/a	n/a
Risk free interest rates	5.92% – 6.53%	3.47 – 5.07%	3.26 – 4.58%
Expected lives	5 years	5 years	5 years
Volatility	44.85%	55.21%	53.27%

Concentrations of Credit Risk—Financial instruments that potentially subject Sonic to concentrations of credit risk consist principally of cash on deposit with financial institutions. At times, amounts invested with financial institutions may exceed FDIC insurance limits. Concentrations of credit risk with respect to receivables are limited primarily to automobile manufacturers and financial institutions. The large number of customers comprising the trade receivables balances reduces credit risk arising from trade receivables from commercial customers.

As of December 31, 2002, Sonic has outstanding notes receivable from finance contracts of $12.4 million, net of an allowance for credit losses of $1.9 million. Outstanding notes receivable at December 31, 2001 were $12.0 million, net of an allowance of $1.8 million. These notes have average terms of approximately 30 months and are secured by the related vehicles. The assessment of our allowance for credit losses considers historical loss ratios and the performance of the current portfolio with respect to past due accounts. These notes are recorded in other current and long-term assets on the accompanying consolidated balance sheets.

Financial Instruments and Market Risks—As of December 31, 2001 and 2002, the fair values of Sonic's financial instruments, including receivables, notes receivable from finance contracts, notes payable-floor plan, trade accounts payable, payables to Sonic's Chairman, payables for acquisitions and long-term debt, excluding Sonic's senior subordinated notes, approximate their carrying values due either to length of maturity or existence of variable interest rates that approximate prevailing market rates.

The fair value of Sonic's senior subordinated notes based on the quoted bid price as of December 31, 2001 and 2002 was approximately $207.0 million and $189.7 million, respectively. The carrying value of Sonic's senior subordinated notes as of December 31, 2001 and 2002 was approximately $195.7 million and $179.0 million, respectively.

The fair value of Sonic’s convertible senior subordinated notes based on the quoted bid price as of December 31, 2002 was approximately $100.4 million. The carrying value of Sonic's convertible senior subordinated notes as of December 31, 2002 was approximately $126.5 million.

Sonic has variable rate floor plan note facilities, revolving credit facilities and other variable rate notes that expose it to risks caused by fluctuations in the underlying interest rates. The total outstanding balance of such facilities was approximately $911.3 million at December 31, 2001 and $1,190.5 million at December 31, 2002.

In order to reduce its exposure to market risks from fluctuations in interest rates, Sonic entered into two separate interest rate swap agreements on January 15, 2002 and June 6, 2002 to effectively convert a portion of our LIBOR-based variable rate debt to a fixed rate. The swaps each have a notional principal amount of $100 million and mature on October 31, 2004 and June 6, 2006, respectively. Under the terms of the swap agreement entered into on January 15, 2002, Sonic receives interest payments on the notional amount at a rate equal to the one month LIBOR rate, adjusted monthly, and makes interest payments at a fixed rate of 3.88%. Under the terms of the swap agreement entered into on June 6, 2002, Sonic receives interest payments on the notional amount at a rate equal to the one month LIBOR rate, adjusted monthly, and makes interest payments at a fixed rate of 4.50%. Incremental interest expense incurred (the difference between interest received and interest paid) as a result of these interest rate swaps was $3.6 million for year ended December 31, 2002, and has been included in interest expense, other in the accompanying consolidated statements of income.

The interest rate swaps have been designated and qualify as cash flow hedges and, as a result, changes in the fair value of the interest rate swaps have been recorded in accumulated other comprehensive loss, net of related income taxes, in our statements of stockholders’ equity. The fair value of the interest rate swaps as of December 31, 2002 is recorded in other long-term liabilities on the accompanying balance sheet. The change in fair value of the swaps during the year ended December 31 2002, recorded in accumulated other comprehensive loss, was approximately $10.6 million ($6.4 million, net of tax). Because the critical terms of the interest rate swaps and the underlying debt obligations were the same, no ineffectiveness was recorded.

Advertising—Sonic expenses advertising costs in the period incurred, net of earned manufacturer credits for advertising. Advertising expense amounted to $47.7 million, $47.1 million and $61.9 million for the years ended December 31, 2000, 2001 and 2002, respectively.

Segment Information—Sonic sells similar products and services (new and used vehicles, parts, service and collision repair services), uses similar processes in selling products and services, and sells its products and services to similar classes of customers. As a result of this and the way Sonic manages its business, Sonic has aggregated its results into a single segment for purposes of reporting financial condition and results of operations.

Recent Accounting Pronouncements—In April 2002, the FASB issued SFAS No. 145: “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Prior to adoption, gains or losses resulting from extinguishment of debt were required to be classified as extraordinary items, net of related tax effects. Upon adoption of SFAS No. 145, however, the classification of such gains or losses as extraordinary must be evaluated based on the criteria established in APB Opinion No. 30. Gains and losses not meeting that criteria, including gains and losses classified as extraordinary in prior periods, must be classified in income from operations. Sonic adopted the provisions of SFAS No. 145 effective July 1, 2002. Gains or losses incurred on the early extinguishment of debt (debt repurchases) have been included in other income in the accompanying consolidated statements of income.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires the recognition of a liability for costs associated with an exit or disposal activity at the time the liability is incurred, rather than at the date of the entity’s commitment to the exit or disposal plan. The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. We do not expect the adoption of SFAS No. 146 to have a material effect on our consolidated operating results, financial position, or cash flows.

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others.” FIN 45 requires the recognition of a liability for certain guarantees issued after December 31, 2002, or for modifications made after December 31, 2002 to previously issued guarantees, and clarifies disclosure requirements for certain guarantees. The disclosure provisions of FIN 45 are effective for fiscal years ended after December 15, 2002. We have adopted the disclosure provisions of FIN 45 as of December 31, 2002. See Note 10.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires the consolidation of certain variable interest entities by the primary beneficiary if the equity investors do not have a controlling financial interest or sufficient equity at risk to finance the entities’ activities without additional subordinated financial support of other parties. The provisions of FIN 46 are effective for all variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to that date, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 is not expected to have a material impact on our consolidated results of operations, financial position or cash flows.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133 generally entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. We do not expect SFAS No. 149 to have a material effect in our consolidated operating results, financial position, or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity and is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect SFAS No. 150 to have a material effect on our consolidated operating results, financial position, or cash flows.

2. Business Acquisitions and Dispositions

Completed Acquisitions

Sonic generally seeks to acquire larger, well managed dealerships or multiple franchise dealership groups located in metropolitan or high growth suburban markets. Sonic also looks to acquire single franchise dealerships that will allow Sonic to capitalize on professional management practices and provide greater breadth of products and services in existing markets.

Occasionally, Sonic acquires dealerships that have under performed the industry average, but represent attractive franchises or have attractive locations that would immediately benefit from our professional management.

On March 25, 2002, Sonic acquired 15 dealerships, and on May 20, 2002 acquired one additional dealership, owned directly or indirectly by Donald E. Massey (the “Massey Acquisition”) for approximately $117.5 million in cash and 1,336,151 shares of Class A common stock valued at approximately $34.5 million, based on the average closing price as quoted by the New York Stock Exchange for several days before and after the acquisition was announced. The acquired dealerships are located in California, Colorado, Florida, North Carolina, Michigan, Tennessee and Texas. The purchase price of this acquisition has been allocated to the assets and liabilities acquired based on their estimated fair market value at the acquisition date as shown in the table below:

Inventories	$162,492
Floor plan notes payable	(143,659)
Other working capital	1,776
Property and equipment	4,719
Goodwill	93,523
Other intangible assets	35,426
Non-current liabilites assumed	(2,240)

Total purchase price	$152,037

The tax deductible goodwill associated with the above acquisitions was approximately $68.5 million.

During 2002, Sonic also acquired the following dealerships for approximately $96.0 million in cash:

•	On January 21, 2002, Sonic acquired Park Place Audi located in Dallas, Texas;
•	On February 25, 2002, Sonic acquired five dealerships owned by Don Kott located in the metropolitan area of Los Angeles, California;
•	On March 18, 2002, Sonic acquired Philpott Motors Hyundai located in the metropolitan area of Houston, Texas;
•	On July 2, 2002, Sonic acquired three dealerships owned by Frank Parra located in the metropolitan area of Dallas, Texas;

•	On July 15, 2002, Sonic acquired Acura 101 located in the metropolitan area of Los Angeles, California;
•	On August 26, 2002, Sonic acquired Stone Mountain Chevrolet located in the metropolitan area of Atlanta, Georgia;
•	On September 19, 2002, Sonic acquired Riverside Toyota located in Tulsa, Oklahoma;
•	On September 30, 2002, Sonic acquired Capital Imports located in Columbia, South Carolina; and
•	On December 12, 2002, Sonic acquired Mountain States Motors located in Denver, Colorado.

Goodwill recognized in these transactions amounted to approximately $67.9 million of which approximately $18.6 million is expected to be fully deductible for tax purposes.

During 2001, Sonic acquired 12 dealerships for approximately $129.9 million in cash.

During 2000, Sonic acquired 11 dealerships for approximately $92.0 million in cash and 11,589 shares of Sonic's Class A convertible preferred stock, Series II, recorded at an estimated value of approximately $11.6 million.

All of our acquisitions have been accounted for using the purchase method of accounting, and the results of operations of such acquisitions have been included in the accompanying consolidated financial statements from their respective acquisition dates. We are still in the process of obtaining data necessary to complete the allocation of the purchase price of our recent acquisitions. As a result, the values of assets and liabilities acquired in 2002 reflect preliminary estimates where values have not yet been determined and may ultimately be different than amounts recorded once actual values are determined. Any adjustment to the value of assets and liabilities will be recorded against goodwill.

Pro Forma Results of Operations

The following unaudited pro forma financial information presents a summary of consolidated results of operations as if all of the above acquisitions had occurred at the beginning of the year in which the acquisitions were completed, and at the beginning of the immediately preceding year, after giving effect to certain adjustments, including amortization of goodwill, interest expense on acquisition debt and related income tax effects. The pro forma financial information does not give effect to adjustments relating to net reductions in floorplan interest expense resulting from renegotiated floorplan financing agreements or to reductions in salaries and fringe benefits of former owners or officers of acquired dealerships who have not been retained by Sonic or whose salaries have been reduced pursuant to employment agreements with Sonic. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results of operations that would have occurred had the acquisitions actually been completed at the beginning of the periods presented. These results are also not necessarily indicative of the results of future operations.

	Year Ended December 31,
	2001	2002
Total revenues	$8,213,354	$7,451,083
Gross profit	$1,182,566	$1,138,019
Net income	$89,780	$109,519
Diluted net income per share	$2.16	$2.54

Sale of Dealership Subsidiaries

During 2002, Sonic disposed of 16 franchises, resulting in the closing of nine dealerships and three collision repair centers, and approved, but had not completed the sale of, ten additional franchises, which will result in the closing of nine additional dealerships. In addition, as of June 30, 2003, Sonic had approved, but not yet completed, the disposition of seven additional franchises that had not been identified for disposition as of December 31, 2002. Also as of June 30, 2003, Sonic decided to retain five franchises that had previously been identified for disposition as of December 31, 2002. These were generally smaller franchises with unprofitable operations. The franchises disposed of and held for sale as of June 30, 2003, generated combined revenues of $432.9 million during 2002 and $574.6 million in 2001, and generated a combined pre-tax loss of $5.1 million and $1.1 million in 2002 and 2001, respectively. In accordance with the provisions of SFAS No. 144, the results of operations of these franchises, including gains or losses on disposition, have been included in the loss from operations of discontinued franchises in the accompanying consolidated statements of income. Long lived assets to be disposed in connection with the dealerships not yet sold as of December 31, 2002, consisting primarily of property plant and equipment and goodwill, totaled approximately $14.5 million at December 31, 2002 and have been classified in other current assets in the accompanying audited consolidated balance sheet. Other assets and liabilities to be disposed in connection with these dispositions include inventories, and related floor plan notes payable.

In addition to the dispositions discussed above, during the year ended December 31, 2001, Sonic sold or otherwise disposed of assets from 15 other dealership franchises, resulting in the closing of nine dealerships. These dealerships generated combined revenues of $81.6 million and incurred pretax losses of $4.4 million in the year ended December 31, 2001. The results of operations of these dealerships have been included in net income from continuing operations in the accompanying consolidated statements of income.

3. Inventories and Related Notes Payable—Floor Plan

Inventories consist of the following:

	December 31,
	2001	2002
New vehicles	$476,628	$733,757
Used vehicles	110,152	111,884
Parts and accessories	48,705	50,860
Other	25,820	32,949

Total	$661,305	$929,450

We finance our new vehicle inventory through standardized floor plan credit facilities with Chrysler Financial Company, LLC (“Chrysler Financial”), Ford Motor Credit Company (“Ford Credit”), General Motors Acceptance Corporation (“GMAC”), Toyota Motor Credit Corporation (“Toyota Credit”) and Bank of America, NA. These floor plan facilities bear interest at variable rates based on prime and LIBOR. The weighted average interest rate for our floor plan facilities was 3.58% for the year ended December 31, 2002 and 5.83% for the year ended December 31, 2001. Our floor plan interest expenses are substantially offset by amounts received from manufacturers, in the form of floor plan assistance, which is recorded as a reduction of cost of sales. During the year ended December 31, 2002, the amounts we received from floor plan assistance exceeded our floor plan interest expense by approximately $15.0 million.

The underlying notes are due when the related vehicles are sold and are collateralized by vehicle inventories and other assets, excluding franchise agreements, of the relevant dealership subsidiary. The floor plan facilities contain a number of covenants, including among others, covenants restricting us with respect to the creation of liens and changes in ownership, officers and key management personnel. We are in compliance with all restrictive covenants as of December 31, 2002.

4. Property and Equipment

Property and equipment is comprised of the following:

	December 31,
	2001	2002
Land	$10,863	$5,983
Building and improvements	34,387	42,201
Office equipment and fixtures	29,492	31,616
Parts and service equipment	21,917	22,485
Company vehicles	7,078	8,211
Construction in progress	16,003	33,637

Total, at cost	119,740	144,133
Less accumulated depreciation	(20,768)	(22,197)

Property and equipment, net	$98,972	$121,936

Interest capitalized in conjunction with construction projects was approximately $1.1 million, $1.4 million and $2.5 million for the years ended December 31, 2000, 2001, and 2002, respectively.

In addition to the amounts shown above, Sonic incurred approximately $39.2 million in real estate and construction costs as of December 31, 2002 and $18.0 million as of December 31, 2001 on facilities that are or were expected to be completed and sold within one year in sale-leaseback transactions. Accordingly, these costs are included in other current assets on the accompanying consolidated balance sheets. Under the terms of the sale-leaseback transactions, Sonic sells the properties to a third party entity and enters into long-term operating leases on the facilities.

5. Long-Term Debt

Long-term debt consists of the following:

	December 31
	2001	2002
Senior Subordinated Notes bearing interest at 11%, maturing August 1, 2008	$200,000	$182,360
Convertible Senior Subordinated Notes bearing interest at 5.25%, maturing May 7, 2009	—	130,100
$600 million revolving credit facility bearing interest at 2.50 percentage points above LIBOR and maturing in October 2004, collateralized by all assets of Sonic (1)	299,193	330,718
$50 million revolving construction line of credit with Ford Credit	8,533	—
$50 million revolving real estate acquisition line of credit with Ford Credit	4,735	—
$50 million revolving construction line of credit with Toyota Credit bearing interest at 2.25 percentage points above LIBOR and maturing December 31, 2007, collateralized by Sonic’s guarantee and a lien on all of the borrowing subsidiaries’ real estate and other assets.	—	—
$100 million revolving real estate acquisition line of credit with Toyota Credit bearing interest at 2.00 percentage points above LIBOR and maturing December 31, 2012, collateralized by Sonic’s guarantee and a lien on all of the borrowing subsidiaries’ real estate and other assets	—	—
Other notes payable (primarily equipment notes)	6,306	4,137

	$518,767	$647,315
Less unamortized discount	(4,304)	(7,006)
Less current maturities	(2,586)	(2,764)

Long-term debt	$511,877	$637,545

(1)	Certain terms have been amended subsequent to December 31, 2002.

See further discussion below.

Future maturities of debt are as follows:

Year ending December 31,
2003	$2,764
2004	1,011
2005	142
2006	330,799
2007	76
Thereafter	312,523

Total	$647,315

The Revolving Facility

As of December 31, 2002 Sonic has a revolving credit facility (the “Revolving Facility”) with Ford Credit, Chrysler Financial and Toyota Credit with a borrowing limit of $600 million, subject to a borrowing base calculated on the basis of our receivables, inventory and equipment and a pledge of certain additional collateral by an affiliate of Sonic (the borrowing base was approximately $490.5 million at December 31, 2002). The amounts outstanding under the Revolving Facility bore interest at 2.50% above LIBOR (LIBOR was 1.38% at December 31, 2002) and had an original maturity date of October 31, 2004 (terms have been amended subsequent to December 31, 2002; see discussion below).

The Revolving Facility includes a commitment fee equal to 0.25% of the unused portion of the facility. This fee was approximately $0.2 million in 2001 and approximately $0.8 million in 2002.

We agreed under the Revolving Facility not to pledge any of our assets to any third party (with the exception of currently encumbered assets of our dealership subsidiaries that are subject to previous pledges or liens). In addition, the Revolving Facility contained certain negative covenants, including covenants restricting or prohibiting the payment of dividends, capital expenditures and material dispositions of assets as well as other customary covenants and default provisions. Financial covenants included specified ratios of:

Covenant	Required
Current ratio	>1.23
Fixed charge coverage	>1.41
Interest coverage	>2.00
Adjusted debt to EBITDA	<2.25

Sonic was in compliance with all of the above financial covenants as of December 31, 2002.

In addition, the loss of voting control over Sonic by O. Bruton Smith, Chairman and Chief Executive Office, Scott Smith, Chief Strategic Officer and Vice Chairman, and their spouses or immediate family members or our failure, with certain exceptions, to own all the outstanding equity, membership or partnership interests in our dealership subsidiaries will constitute an event of default under the Revolving Facility. Sonic was in compliance with all restrictive covenants as of December 31, 2002.

On February 5, 2003, Sonic amended the Revolving Facility to add Bank of America, N.A. to the lending group and extended the term of the facility from October 31, 2004 to October 31, 2006. In addition, the overall limit was reduced to $500 million and the interest rate was changed to LIBOR plus 2.55 percentage points. Because the calculation of the borrowing base (as described above) did not change, the total availability under the Revolving Facility remained the same. All other significant covenants and terms of the Revolving Facility remained the same.

Convertible Senior Subordinated Notes

On May 7, 2002, Sonic issued $149.5 million in aggregate principal amount of 5.25% convertible senior subordinated notes with net proceeds, before expenses, of approximately $145.1 million. The net proceeds were used to repay a portion of the amounts outstanding under the Revolving Credit Facility. The notes are unsecured obligations that rank equal in right of payment to all of Sonic’s existing and future senior subordinated indebtedness, mature on May 7, 2009 and are redeemable at Sonic’s option after May 7, 2005. Sonic’s obligations under these notes are not guaranteed by any of its subsidiaries.

The notes are convertible into shares of Class A common stock, at the option of the holder, if as of the last day of the preceding fiscal quarter, the closing sale price of our Class A common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading-day of such preceding fiscal quarter is more than 110% of the conversion price per share of Class A common stock on the last day of such preceding fiscal quarter. If this condition is satisfied, then the notes will be convertible at any time, at the option of the holder, through maturity. The initial conversion price per share is $46.87, and will be subject to adjustment for certain distributions on, or other changes in our Class A Common Stock, if any, prior to the conversion date. In addition, on or before May 7, 2007, a holder also may convert notes into shares of our Class A common stock at any time after a 10 consecutive trading-day period in which the average of the trading day prices for the notes for that 10 trading-day period is less than 103% of the average conversion value for the notes during that period. The conversion value is equal to the product of the closing sale price for our Class A common stock on a given day multiplied by the then current conversion rate, which is the number of shares of Class A common stock into which each $1,000 principal amount of notes is then convertible. These notes were not convertible as of December 31, 2002.

In the year ended December 31, 2002, Sonic repurchased $19.4 million in aggregate principal amount of the convertible notes on the open market for approximately $14.5 million. A resulting gain of $4.3 million, net of write-offs of unamortized discounts and deferred debt issuance costs, is included in other income in the accompanying consolidated statements of income for the year ended December 31, 2002.

Senior Subordinated Notes

The senior subordinated notes are subordinated to all present and future senior indebtedness of Sonic, including the revolving credit facility discussed above. The senior subordinated notes are unsecured, mature on August 1, 2008, and are redeemable at Sonic’s option after August 1, 2003. Interest payments are due semi-annually on February 1 and August 1. Redemption prices during the 12-month periods beginning August 1 are 105.500% in 2003, 103.667% in 2004, 101.833% in 2005 and 100% thereafter. The discount on the senior subordinated notes is being amortized over the term of the notes using the effective interest method.

In the year ended December 31, 2002, Sonic repurchased $17.6 million in aggregate principal amount of the senior subordinated notes on the open market for approximately $18.2 million. A resulting loss of $1.1 million, net of write-offs of unamortized discounts and deferred debt issuance costs, is included in other income in the accompanying consolidated statements of income for the year ended December 31, 2002.

The indentures governing the senior subordinated notes contain certain specified restrictive and required financial covenants. Sonic has agreed not to pledge its assets to any third party except under certain limited circumstances. Sonic also has agreed to certain other limitations or prohibitions concerning the incurrence of other indebtedness, capital stock, guaranties, asset sales, investments, cash dividends to shareholders, distributions and redemptions. Sonic was in compliance with all restrictive covenants as of December 31, 2002.

The Mortgage Facility

Prior to December 31, 2002, we had a $50.0 million revolving construction line of credit with Ford Credit bearing interest at 2.25 percentage points above LIBOR. In addition, we had a $50.0 million real estate acquisition line of credit with Ford Credit bearing interest at 2.00 percentage points above LIBOR. On December 31, 2002, we replaced the Ford Credit facilities with a revolving real estate acquisition and construction line of credit (the “Construction Loan”) and a related mortgage refinancing facility (the “Permanent Loan” and collectively with the Construction Loan, the “Mortgage Facility”) with Toyota Credit. Under the Construction Loan, our dealership development subsidiaries can borrow up to $50.0 million to finance land acquisition and dealership construction costs. Advances can be made under the Construction Loan until November 2007. All advances will mature on December 31, 2007, bear interest at 2.25 percentage points above LIBOR and are secured by Sonic’s guarantee and a lien on all of the borrowing subsidiaries’ real estate and other assets.

Under the Permanent Loan, we can borrow up to $100.0 million to refinance advances under the Construction Loan once the projects are completed or to finance real estate acquisition costs to the extent these costs were not previously financed under the Construction Loan. Advances can be made under the Permanent Loan until December 2007. All advances under the Permanent Loan mature on December 31, 2012, bear interest at 2.00% above LIBOR and are secured by the same collateral given under the Construction Loan.

The Mortgage Facility allows us to borrow up to $100.0 million in the aggregate under the Construction Loan and the Permanent Loan. The Mortgage Facility is not cross-collateralized with the Revolving Facility; however, a default under one will cause a default under the other. Among other customary covenants, the borrowing subsidiaries under the Mortgage Facility agreed not to incur any other liens on their property (except for existing encumbrances on property acquired) and not to transfer their property or more than 20% of their ownership interests to any third party. In addition, the loss of voting control by Bruton Smith, Scott Smith and their spouses or immediate family members, with certain exceptions, will result in an event of default under the Mortgage Facility. Sonic was in compliance with all restrictive covenants as of December 31, 2002.

Subsidiary Guarantees

Balances outstanding under Sonic’s revolving credit facilities and senior subordinated notes are guaranteed by all of Sonic’s operating subsidiaries. These guarantees are full and unconditional and joint and several. The parent company has no independent assets or operations and subsidiaries that are not guarantors are not material.

6. Income Taxes

The provision for income taxes from continuing operations consists of the following:

	2000	2001	2002
Current:
Federal	$28,876	$34,470	$44,002
State	3,935	4,473	5,566

	32,811	38,943	49,568
Deferred	10,508	12,153	17,851

Total provision for income taxes from continuing operations	$43,319	$51,096	$67,419

The reconciliation of the statutory federal income tax rate with Sonic’s federal and state overall effective income tax rate from continuing operations is as follows:

	2000	2001	2002
Statutory federal rate	35.00%	35.00%	35.00%
Effective state income tax rate	1.63	1.82	2.63
Nondeductible goodwill amortization	1.43	1.53	—
Other	(0.13)	0.63	0.46

Effective tax rate	37.93%	38.98%	38.09%

Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Significant components of Sonic's deferred tax assets and liabilities as of December 31 are as follows:

	2001	2002
Deferred tax assets:
Allowance for bad debts	$720	$715
Inventory	829	—
Accruals and reserves	4,049	11,173
Fair value of interest rate swaps	—	4,122
Net operating loss carryforwards	6,028	7,778
Other	—	326

Total deferred tax assets	11,626	24,114
Deferred tax liabilities:
Basis difference in inventory	—	(6,585)
Basis difference in property and equipment	(5,913)	(7,594)
Basis difference in goodwill	(28,315)	(44,924)
Other	(3,265)	(3,612)

Total deferred tax liability	(37,493)	(62,715)

Net deferred tax liability	$(25,867)	$(38,601)

Net current deferred tax assets are recorded in other current assets on the accompanying consolidated balance sheets. At December 31, 2002, Sonic had state net operating loss carryforwards of $134.3 million that will expire between 2012 and 2022.

7. Related Parties

Registration Rights Agreement

Prior to its initial public offering, Sonic signed a Registration Rights Agreement dated as of June 30, 1997 with Sonic Financial Corporation (“SFC”), O. Bruton Smith, Scott Smith and William S. Egan (collectively, the “Class B Registration Rights Holders”). SFC currently owns 8,881,250 shares of Class B common stock; Bruton Smith, 2,171,250 shares; Scott Smith, 976,402 shares; and Egan Group, LLC, an assignee of Mr. Egan (the “Egan Group”), 473 shares, all of which are covered by the Registration Rights Agreement. The Egan Group also owns certain shares of Class A common stock to which the Registration Rights Agreement applies. If, among other things provided in Sonic's charter, offers and sales of shares of Class B common stock are registered with the Securities and Exchange Commission, then such shares will automatically convert into a like number of shares of Class A common stock.

The Class B Registration Rights Holders have certain limited piggyback registration rights under the Registration Rights Agreement. These rights permit them to have their shares of Sonic's common stock included in any Sonic registration statement registering Class A common stock, except for registrations on Form S-4, relating to exchange offers and certain other transactions, and Form S-8, relating to employee stock compensation plans. The Registration Rights Agreement expires in November 2007. SFC is controlled by O. Bruton Smith.

Payable to Company's Chairman

Sonic has a note payable to O. Bruton Smith in the amount of $5.5 million (the “Subordinated Smith Loan”). The Subordinated Smith Loan bears interest at Bank of America's announced prime rate plus 0.5% (prime rate was 4.25% at December 31, 2002) and has a stated maturity date of November 30, 2000. Under the terms of a subordination agreement currently in effect, however, the principal amount owed by Sonic to Mr. Smith under the Subordinated Smith Loan is to be paid only after all amounts owed by Sonic under the senior subordinated notes are fully paid in cash. Accordingly, the Subordinated Smith Loan has been classified as non-current on the accompanying consolidated balance sheets.

Dealership Leases:

Sonic leases three dealership properties in Northern California from the Price Trust. Tom Price, who served as Sonic's Vice Chairman until October 2002 and as director of Sonic until December 31, 2002 and, and his wife are the sole beneficiaries of the Price Trust. Lease costs associated with these leases was approximately $2.2 million in 2000, $2.8 million 2001 and $2.6 million in 2002.

Sonic leases three dealership properties in Northern California from Bay Automotive, LLC, in which Mr. Price owns a 50% interest. Annual aggregate rent under these leases was approximately $0.9 million in 2000, $2.2 million in 2001 and $2.6 million in 2002.

Sonic leases office space in Charlotte from a subsidiary of SFC for a majority of its headquarters personnel. Annual aggregate rent under this lease was approximately $0.2 million in 2000, $0.3 million in 2001, and $0.4 million in 2002.

Other Transactions:

Sonic rents various aircraft owned by SFC, subject to their availability, for business-related travel by Sonic employees. Sonic incurred costs of approximately $1.1 million in 2000, $0.6 million in 2001 and $1.2 million in 2002 for the use of these aircrafts.

Certain of Sonic's dealerships purchase the Z-Max oil additive product from Oil Chem Research Company, a subsidiary of Speedway Motorsports, Inc. (“SMI”), for resale to service customers of the dealerships in the ordinary course of business. Total purchases from Oil Chem by Sonic dealerships totaled approximately $0.4 million in 2000, $0.7 million in 2001 and $1.8 million in 2002.

Sonic and its dealerships frequently purchase apparel items, which are screen-printed with Sonic and dealership logos, as part of internal marketing and sales promotions. Sonic and its dealerships purchase such items from several companies, including Speedway Systems, LLC, a company owned by SMI. Total purchases from Speedway Systems by Sonic and its dealerships, either directly from Oil Chem or indirectly through an Oil Chem distributor, totaled approximately $0.2 million in 2000, $0.2 million in 2001 and $0.4 million in 2002.

In 2001, Las Vegas Motor Speedway, a subsidiary of SMI, leased a fleet of new vehicles for use by its employees from a Sonic dealership for approximately $0.2 million. In 2002, this fleet was purchased by Las Vegas Motor Speedway for approximately $0.7 million. No significant gain or loss resulted from this transaction.

In connection with the supervision and management of significant construction and renovation projects at Sonic dealerships in 2000, Sonic paid approximately $0.1 million to SMI in 2000 for project management services provided to Sonic by SMI employees.

8. Capital Structure and Per Share Data

Preferred Stock – Sonic has 3 million shares of “blank check” preferred stock authorized with such designations, rights and preferences as may be determined from time to time by the Board of Directors. The Board of Directors has designated 300,000 shares of preferred stock as Class A convertible preferred stock, par value $0.10 per share (the “Preferred Stock”) which is divided into 100,000 shares of Series I Preferred Stock, 100,000 shares of Series II Preferred Stock, and 100,000 shares of Series III Preferred Stock. There were no shares of Preferred Stock issued or outstanding at December 31, 2002 and 2001.

Common Stock – Sonic has two classes of common stock. Sonic has authorized 100 million shares of Class A common stock at a par value of 0.01 per share. Class A common stock entitles its holder to one vote per share. There were 28,520,474 and 29,111,542 shares of Class A common stock outstanding at December 31, 2001 and 2002, respectively. Sonic has also authorized 30 million shares of Class B common stock at a par value of $.01 per share. Class B common stock entitles its holder to ten votes per share, except in certain circumstances. Each share of Class B common stock is convertible into one share of Class A common stock either upon voluntary conversion at the option of the holder, or automatically upon the occurrence of certain events, as provided in Sonic's charter.

Share Repurchases – Sonic’s Board of Directors has authorized Sonic to expend up to $145.0 million to repurchase shares of its Class A common stock or redeem securities convertible into Class A common stock. As of December 31, 2002, Sonic had repurchased a total of 8,134,164 shares of Class A common stock at an average price per share of approximately $11.45 and had redeemed 13,801.5 shares of Class A convertible preferred stock at an average price of $1,000 per share. Subsequent to December 31, 2002, Sonic repurchased an additional 432,800 shares of Class A common stock for approximately $6.7 million.

Per Share Data – The calculation of diluted net income per share considers the potential dilutive effect of options and shares under Sonic's stock compensation plans, Class A common stock purchase warrants, and Class A convertible preferred stock.

The following table illustrates the dilutive effect of such items on net income per share:

	For the Year Ended December 31, 2002
	Shares	Net Income From Continuing Operations		Net Loss From Discontinued Operations		Net Income
		Amount	Per Share Amount	Amount	Per Share Amount	Amount	Per Share Amount
Basic Net Income Per Share	41,728	$109,567	$2.63	$(3,003)	$(0.08)	$106,564	$2.55
Effect of Dilutive Securities:
Stock Compensation Plans	1,428
Warrants	2

Diluted Net Income Per Share	43,158	$109,567	$2.54	$(3,003)	$(0.07)	$106,564	$2.47

	For the Year Ended December 31, 2001
	Shares	Net Income From Continuing Operations		Net Loss From Discontinued Operations		Net Income
		Amount	Per Share Amount	Amount	Per Share Amount	Amount	Per Share Amount
Basic Net Income Per Share	40,541	$79,999	$1.97	$(670)	$(0.01)	$79,329	$1.96
Effect of Dilutive Securities:
Stock Compensation Plans	1,048
Warrants	14
Convertible Preferred	6

Diluted Net Income Per Share	41,609	$79,999	$1.92	$(670)	$(0.01)	$79,329	$1.91

	For the Year Ended December 31, 2000
	Shares	Net Income From Continuing Operations		Net Income From Discontinued Operations		Net Income
		Amount	Per Share Amount	Amount	Per Share Amount	Amount	Per Share Amount
Basic Net Income Per Share	42,518	$70,873	$1.67	$3,299	$0.07	$74,172	$1.74
Effect of Dilutive Securities:
Stock Compensation Plans	455
Warrants	31
Convertible Preferred	822

Diluted Net Income Per Share	43,826	$70,873	$1.62	$3,299	$0.07	$74,172	$1.69

In addition to the stock options included in the table above, options to purchase 2,688,676 and 2,138,050 shares of Class A common stock were outstanding during the years ended December 31, 2000 and 2002, respectively, but were not included in the computation of diluted net income per share because the options were antidilutive. There were no antidilutive options at December 31, 2001.

9. Employee Benefit Plans

Substantially all of the employees of Sonic are eligible to participate in a 401(k) plan. Contributions by Sonic to the plan were $1.2 million in 2000, $2.0 million in 2001 and $4.0 million in 2002.

Stock Option Plans

Sonic currently has three option plans, the Sonic Automotive, Inc. 1997 Stock Option Plan (the “Stock Option Plan”), the Sonic Automotive, Inc. Formula Stock Option Plan (the “Directors' Plan”), and the FirstAmerica Automotive, Inc. 1997 Stock Option Plan (the “First America Plan”).

The Stock Option Plan was adopted by the Board of Directors in order to attract and retain key personnel and currently authorizes the issuance of options to purchase 8.0 million shares of Class A common stock. Subsequent to December 31, 2002, Sonic’s Board of Directors approved an increase in the shares authorized for issuance under Stock Option Plan from 8.0 million shares to 9.0 million shares. This increase is pending stockholder approval at Sonic’s Annual Meeting. Under the Stock Option Plan, options to purchase shares of Class A common stock may be granted to key employees of Sonic and its subsidiaries and to officers, directors, consultants and other individuals providing services to Sonic. The options are granted at the fair market value of Sonic's Class A common stock at the date of grant, vest over a three year period, are exercisable upon vesting and expire ten years from the date of grant.

The Directors’ Plan authorizes options to purchase up to an aggregate of 600,000 shares of Class A common stock. Under the plan, each outside director shall be awarded on or before March 31st of each year an option to purchase 10,000 shares at an exercise price equal to the fair market value of the Class A common stock at the date of the award. Options granted under the Directors’ Plan become exercisable after six months, and expire ten years from their date of grant.

The following table summarizes information about stock options outstanding at December 31, 2002:

	Number of Options	Exercise Price Per Share	Weighted average Exercise Price
	(shares in thousands)
Outstanding at December 31, 1999	4,187	$ 2.85 – 15.44	$10.35
Granted	1,868	7.94 – 11.19	9.15
Exercised	(300)	2.85 – 13.12	5.95
Forfeited	(694)	2.85 – 15.44	10.33

Outstanding at December 31, 2000	5,061	2.85 – 15.44	10.06
Granted	1,156	7.01 – 16.51	12.79
Exercised	(990)	2.85 – 15.44	8.88
Forfeited	(379)	7.94 – 15.44	10.57

Outstanding at December 31, 2001	4,848	2.85 – 16.51	10.91
Granted	1,763	16.20 – 37.50	29.68
Exercised	(794)	2.85 – 16.51	9.70
Forfeited	(232)	7.25 – 37.50	18.04

Outstanding at December 31, 2002	5,585	2.85 – 37.50	16.57

A summary of the status of Sonic’s stock option plans is presented below:

Range of Exercise Prices	Shares Outstanding at 12/31/02	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares Exercisable at 12/31/02	Weighted Average Exercise Price
	(shares in thousands)
$2.85	50	4.5	$2.85	50	$2.85
$2.86 – 7.50	289	5.0	6.25	283	6.23
$7.51 – 11.25	2,265	6.2	9.47	1,654	9.21
$11.26 – 15.00	102	6.6	13.34	83	13.42
$15.01 – 18.75	1,757	7.8	15.98	969	15.86
$26.25 – $30.00	248	9.1	27.78	70	29.98
$37.50	874	9.2	37.50	—	—

	5,585	7.3	$16.57	3,109	$11.49

Employee Stock Purchase Plan

The Board of Directors and stockholders of Sonic adopted the Sonic Automotive, Inc. Employee Stock Purchase Plan (the “ESPP”) to attract and retain key personnel. The ESPP authorizes the issuance of options to purchase 3.0 million shares of Class A common stock. Under the terms of the ESPP, on January 1 of each year all eligible employees electing to participate will be granted an option to purchase shares of Class A common stock. Sonic's Compensation Committee will annually determine the number of shares of Class A common stock available for purchase under each option. The purchase price at which Class A common stock will be purchased through the ESPP will be 85% of the lesser of (i) the fair market value of the Class A common stock on the applicable grant date and (ii) the fair market value of the Class A common stock on the applicable exercise date. The grant dates are January 1 of each year plus any other interim dates designated by the Compensation Committee. The exercise dates are the last trading days on the New York Stock Exchange for March, June, September and December, plus any other interim dates designated by the Compensation Committee. Options will expire on the last exercise date of the calendar year in which granted.

Nonqualified Employee Stock Purchase Plan

The Board of Directors of Sonic adopted the Sonic Automotive, Inc. Nonqualified Employee Stock Purchase Plan (the “Nonqualified ESPP”) to provide options to purchase Class A common stock to employees of Sonic's subsidiaries that are not eligible to participate in the ESPP. Employees of Sonic who are eligible to participate in the ESPP are not eligible to participate in the Nonqualified ESPP. Under the terms of the Nonqualified ESPP, on January 1 of each year all employees eligible to participate in the Nonqualified ESPP and who elect to participate in the Nonqualified ESPP will be granted an option to purchase shares of Class A common stock. Sonic's Compensation Committee will annually determine the number of shares of Class A common stock available for purchase under each option.

The purchase price at which Class A common stock will be purchased through the Nonqualified ESPP will be 85% of the lesser of (i) the fair market value of the Class A common stock on the applicable grant date and (ii) the fair market value of the Class A common stock on the applicable exercise date. The grant dates are January 1 of each year plus any other interim dates designated by the Compensation Committee. The exercise dates are the last trading days on the New York Stock Exchange for March, June, September and December, plus any other interim dates designated by the Compensation Committee. Options will expire on the last exercise date of the calendar year in which granted. In adopting the Nonqualified ESPP the Board of Directors authorized options for 300,000 shares of Class A common stock to be granted under the Nonqualified ESPP.

Under both the ESPP and the Nonqualified ESPP, we issued options exercisable for approximately 524,000, 456,000 and 931,500 shares in 2000, 2001 and 2002, respectively. We issued approximately 148,000, 282,000 and 237,000 shares to employees in 2000, 2001 and 2002 at a weighted average purchase price of $7.27, $5.84 and $17.78 per share, respectively. The weighted average fair value of shares granted under both plans was $2.95, $10.94 and $4.92 per share in 2000, 2001 and 2002, respectively.

10. Commitments and Contingencies

Minimum future rental payments required under noncancelable operating leases are as follows:

Year ending December 31,
2003	$77,005
2004	73,326
2005	69,858
2006	65,520
2007	62,619
Thereafter	357,387

Total	$705,715

Total rent expense for the years ended December 31, 2000, 2001 and 2002 was approximately $49.8 million, $59.8 million and $73.6 million, respectively.

Other Matters

In accordance with the terms of our real estate lease agreements, our dealership subsidiaries, acting as lessees, generally agree to indemnify the lessor from certain liabilities arising as a result of the use of the leased premises, including environmental liabilities and repairs to leased property upon termination of the lease. Sonic’s exposure with respect to these items is difficult to quantify. In addition, Sonic has generally agreed to indemnify the lessor in the event of a breach of the lease by the dealership subsidiary.

In accordance with the terms of agreements entered into for the sale of our dealership franchises, Sonic generally agrees to indemnify the buyer from certain liabilities and costs arising subsequent to the date of sale, including environmental liabilities and liabilities resulting from the breach of representations or warranties made in accordance with the agreement. These indemnifications generally expire within a period of one to two years following the date of sale, and Sonic’s exposure is generally limited to dollar amounts ranging from $25,000 to $5.0 million as specified within the agreements.

In connection with dealership dispositions certain of our dealership subsidiaries have assigned or sublet to the buyer their interests in real property leases associated with such dealerships. In general, the subsidiaries retain responsibility for the performance of certain obligations under such leases, including rent payments, environmental remediation, and repairs to leased property upon termination of the lease, to the extent that the assignee or sublessee does not perform. While Sonic’s exposure with respect to environmental remediation and repairs is difficult to quantify the total estimated rent payments remaining under such leases are approximately $17.1 million based on lease expiration dates ranging from October 31, 2007 to July 15, 2015. However, in accordance with the assignment and sublease agreements, the assignees and sublessees have generally agreed to indemnify Sonic and its subsidiaries in the event of non-performance.

Sonic is involved, and will continue to be involved, in numerous legal proceedings arising in the ordinary course of our business, including litigation with customers, employment related lawsuits, contractual disputes and actions brought by governmental authorities. Currently, no legal proceedings are pending against or involve Sonic that, in the opinion of management, could reasonably be expected to have a material adverse effect on our business, financial condition or results of operations. However, the results of these proceedings cannot be predicted with certainty, and an unfavorable resolution of one or more of these proceedings could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

11. Summary of Quarterly Financial Data (Unaudited)

The following table summarizes Sonic’s results of operations as presented in the Consolidated Statements of Income by quarter for 2001 and 2002.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year Ended December 31, 2001:
Total revenues	$1,365,778	$1,464,242	$1,392,245	$1,540,464
Gross profit	$206,819	$227,674	$220,754	$237,061
Net income	$13,484	$22,486	$22,118	$21,241
Net income per share – Basic	$0.33	$0.56	$0.55	$0.53
Net income per share – Diluted	$0.33	$0.55	$0.53	$0.51
Year Ended December 31, 2002:
Total revenues	$1,488,471	$1,837,035	$1,935,652	$1,720,560
Gross profit	$235,800	$283,238	$293,528	$269,520
Net income	$22,079	$31,488	$31,590	$21,406
Net income per share – Basic	$0.54	$0.74	$0.75	$0.52
Net income per share – Diluted	$0.52	$0.71	$0.73	$0.51

(1)	Our operations are subject to seasonal variations. The first and fourth quarters generally contribute less revenue and operating profits than the second and third quarters. Weather conditions, the timing of manufacturer incentive programs and model changeovers cause seasonality in new vehicle demand. Parts and service demand remains more stable throughout the year.
(2)	The sum of diluted net income per share for the quarters may not equal the full year amount due to weighted average common stock equivalents being calculated on a quarterly versus annual basis.
Note:	Amounts presented differ from amounts previously reported on our Form 10-Q due to classification of certain franchises in discontinued operations.